Registration No. 333-133663

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-133663

UNDER

THE SECURITIES ACT OF 1933

TIM HORTONS INC.

(Exact Name of Registrant as Specified in its Charter)

Canada	98-0641955
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

874 Sinclair Road

Oakville, Ontario, Canada L6K 2Y1

(Address of Principal Executive Offices)

TIM HORTONS INC. 2006 STOCK INCENTIVE PLAN

(Full Title of Plan)

Tim Hortons USA Inc.

4150 Tuller Road, Suite 236

Dublin, Ohio 43017

(614) 791-4200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of Tim Hortons Inc. (the “Registrant”):

•	Registration Statement No. 333-133663 and Post-Effective Amendment No. 1 pertaining to the registration of 2,900,000 shares of Common Stock, par value $0.001, issuable under the Tim Hortons Inc. 2006 Stock Incentive Plan.

On December 12, 2014, pursuant to the Arrangement Agreement and Plan of Merger (the “Arrangement Agreement”), dated as of August 26, 2014, by and among the Registrant, Burger King Worldwide, Inc., a Delaware corporation (“Burger King Worldwide”), Restaurant Brands International Inc., a corporation continued under the laws of Canada (f/k/a 9060669 Canada Inc. and 1011773 B.C. Unlimited Liability Company) (“Holdings”), Restaurant Brands International Limited Partnership, a limited partnership organized under the laws of Ontario and a subsidiary of Holdings (f/k/a New Red Canada Limited Partnership and New Red Canada Partnership) (“Partnership”), Blue Merger Sub, Inc., a corporation incorporated under the laws of Delaware and a wholly owned subsidiary of Partnership (“Merger Sub”), and 8997900 Canada Inc., a corporation organized under the laws of Canada and a wholly owned subsidiary of Partnership (“Amalgamation Sub”), Amalgamation Sub acquired all of the outstanding shares of the Registrant pursuant to a plan of arrangement under Canadian law (the “Plan of Arrangement”), which resulted in the Registrant becoming an indirect subsidiary of both Holdings and Partnership (the “Arrangement”) and Merger Sub merged with and into Burger King Worldwide, with Burger King Worldwide surviving the merger as an indirect subsidiary of both Holdings and Partnership (the “Merger” and, together with the Arrangement, the “Transactions”). As a final step in the Plan of Arrangement, the Registrant and Amalgamation Sub amalgamated effective as of 11:59 p.m. (Toronto Time) on December 12, 2014, with the Registrant surviving the amalgamation.

As a result of the Arrangement, the Registrant has terminated any offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Tim Hortons Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Provence of Ontario, Canada, on the 22nd day of December, 2014.

TIM HORTONS INC.

By:	/s/ Jill M. Granat
	Name:	Jill M. Granat
	Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, solely in its capacity as the registrant’s duly authorized representative in the United States, on this 22nd day of December, 2014.

TIM HORTONS USA INC.

By:	/s/ Jill M. Granat
	Name:	Jill M. Granat
	Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.